EXHIBIT 5

Opinion of Robinson & Cole LLP

July 8, 2002

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

Dear Sirs:

          This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by FuelCell Energy, Inc. (the "Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, 1,000,000 additional shares (the "Shares") of the Common Stock of the Company, par value $.0001 per share (the "Common Stock"), that may be issued by the Company pursuant to awards granted or to be granted under the FuelCell Energy, Inc. 1998 Equity Incentive Plan (the "Plan"). In connection with this opinion, we have examined such corporate records, certificates and other documents and have considered such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

          Upon the basis of the foregoing, we advise you that, in our opinion, the Shares have been legally authorized for issuance, and when issued under the Plan in accordance with the terms thereof will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Robinson & Cole LLP

By /s/ Richard A. Krantz
Richard A. Krantz